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                                                                    EXHIBIT 10.1

                               AMENDMENT TO THE

                              IMCO RECYCLING INC.

                           ANNUAL INCENTIVE PROGRAM



I. Article III of the IMCO Recycling Inc. Annual Incentive Program is hereby deleted in its entirety and replaced with the following:



                                 "ARTICLE III
                            SHARES SUBJECT TO PLAN
                            ----------------------

       Subject to the provisions of Articles XVI and XVII of the Plan, the aggregate number of shares which may be issued to Participants under grants of Stock Options and in payment of Bonuses made by the Committee under the Plan shall be:

          (a) 900,000 shares of Common Stock; plus

          (b) the number of shares that are delivered or tendered, or withheld from any exercise, by a Participant as full or partial payment made to the Company in connection with the exercise price of any Stock Option or in connection with satisfying the Participant's tax withholding obligations pursuant to Section 19.6 of the Plan, to the extent that a Reload Stock Option is granted to purchase such number of shares so delivered to or withheld by the Company.

       The aggregate number of shares of Common Stock that may be represented by grants of Stock Options made to any Participant under the Plan in any Bonus Year may not exceed 100,000 shares. Shares to be distributed and sold under the Plan may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration or unexercised termination of a Stock Option are no longer subject to purchase may be reoffered under the Plan. Shares of Common Stock that are forfeited pursuant to the terms of the Plan shall be returned to the Plan and made available for future grant."